Exhibit (a)(5)(III)

Grand Chip Investment GmbH

Frankfurt am Main

Announcement pursuant to section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG))

THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY OTHER JURISDICTION WHERE TO DO SO WOULD VIOLATE THE LAWS OF SUCH JURISDICTION

On 29 July 2016, Grand Chip Investment GmbH, with registered office in Frankfurt am Main, Germany (“Bidder”), published the offer document (the “Offer Document”) for its voluntary public takeover offer (“Takeover Offer”) to the shareholders of AIXTRON SE, with registered office in Herzogenrath, Germany (“AIXTRON”), for the acquisition of their no-par value registered shares (auf den Namen lautende Stückaktien) in AIXTRON (collectively, “AIXTRON Shares”), including all AIXTRON Shares represented by American Depositary Shares (“ADSs”), at the price of EUR 6.00 per tendered AIXTRON Share in cash. On 6 October 2016, the Bidder amended the Takeover Offer with respect to the minimum acceptance threshold set forth in Section 4.2.1 of the Offer Document.

The acceptance period for this Takeover Offer initially expired on 7 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively. As a result of the amendment to the Takeover Offer, the acceptance period has been extended by law by two weeks. Thus, the Takeover Offer may be accepted until 21 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively.

As of 21 October 2016, 14:00 hrs local time Frankfurt am Main, Germany, and 08:00 a.m. local time New York, United States, (“Reference Date”) AIXTRON’s share capital amounted to EUR 112,789,030.00 and was divided into 112,789,030 registered shares with no-par value (“AIXTRON Share Capital”).

1. As of the Reference Date the Takeover Offer has been accepted for a total of 73,285,955 AIXTRON Shares. This corresponds to approximately 64.98 per cent of the AIXTRON Share Capital and the existing voting rights of AIXTRON.

2. For the purpose of the minimum acceptance threshold as set out by the Bidder in the amendment to the Takeover Offer this corresponds to an acceptance rate of 65.02 per cent. The minimum acceptance threshold as set out by the Bidder will be reached if, at the time of the expiration of the acceptance period, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn amounts to a total of at least

56,472,898 AIXTRON Shares (including the AIXTRON Shares represented by ADSs). The minimum acceptance threshold corresponds to an acceptance quota of at least 50.1 per cent of the total number of 112,720,355 AIXTRON Shares (including the AIXTRON Shares represented by ADSs) issued on the announcement date (23 May 2016).

3. As of the Reference Date, neither the Bidder nor persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act nor their subsidiaries directly held AIXTRON Shares. Moreover, as of the Reference Date, no further voting rights attached to AIXTRON Shares were attributed to the Bidder or persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act or their subsidiaries pursuant to section 30 of the German Securities Acquisition and Takeover Act.

4. As of the Reference Date, neither the Bidder nor persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act nor their subsidiaries held any voting rights with regard to AIXTRON that have to be announced pursuant to sections 25, 25a of the German Securities Trading Act (Wertpapierhandelsgesetz).

Frankfurt am Main, 21 October 2016

Grand Chip Investment GmbH

Important Information

This announcement pursuant to section 23 para. 1 sentence 1 no. 1 of the German Securities Acquisition and Takeover Act is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Takeover Offer for the outstanding AIXTRON Shares (including AIXTRON Shares represented by ADSs) commenced on 29 July 2016. The terms and conditions of the Takeover Offer are published in, and the solicitation and offer to purchase AIXTRON Shares (including AIXTRON Shares represented by ADSs) are made only pursuant to the Offer Document as approved by BaFin, the amendment thereto and related offer materials prepared by the Bidder. The English translation of the Offer Document, the amendment thereto and related offer materials have been filed with the U.S. Securities and Exchange Commission (the “SEC”) in a Tender Offer Statement on Schedule TO. AIXTRON filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Takeover Offer.

The Tender Offer Statement, including the Offer Document, a related letter of transmittal and other related offer materials, as they may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the Takeover Offer because the Offer Document and certain related documents included in the Tender Offer Statement, and not this announcement, govern the terms and conditions of the Takeover Offer.

Those materials and other documents filed by the Bidder or AIXTRON with the SEC are available at no charge on the SEC’s website at www.sec.gov. In addition, the Bidder’s Tender Offer Statement and other documents it has filed or will file with the SEC are or will be available at www.grandchip-aixtron.com.